EXHIBIT 21.1

SUBSIDIARIES OF UNITED INSURANCE HOLDINGS CORP.

United Insurance Management, L.C. (incorporated in Florida)

United Property & Casualty Insurance Company (incorporated in Florida)

Skyway Claims Services, LLC d/b/a UPC Claims (incorporated in Florida)

UPC Re (incorporated in the Cayman Islands)

Family Security Holdings, LLC (incorporated in Delaware)

Family Security Underwriters, LLC (incorporated in Florida)

Family Security Insurance Company (incorporated in Hawaii)